Exhibit 23.5

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Extraction Oil & Gas, Inc. of our report dated June 4, 2015, relating to the statements of revenues and direct operating expenses of properties acquired by Extraction Oil & Gas, LLC from Bayswater Exploration & Production, LLC for the nine months ended September 30, 2014 and the year ended December 31, 2013, which appears in the prospectus filed on October 13, 2016, which forms a part of Extraction Oil & Gas, Inc.’s Registration Statement on Form S-1 (No. 333-213634).

/s/ Hein & Associates LLP

Denver, Colorado

October 11, 2016